Exhibit 99.1

Donald W. Upson Joins Infinite Group’s Board of Directors

Pittsford, NY, October 2, 2009 - Infinite Group, Inc. (IMCI.OB) today announced that Donald W. Upson has joined the company’s Board of Directors. Currently the principal partner at ICG Government, a management consulting firm, Mr. Upson has more than 32 years of experience in the planning and implementation of technology programs across a wide variety of government agencies and departments.

Upson will provide strategic guidance to Infinite Group, Inc. (IGI) management as the company continues to penetrate various markets in local, state and federal government.  Key areas of focus for IGI include IT infrastructure services, virtualization, project and program management, as well as business and technology integration. Additionally, IGI is developing proprietary offerings in the “Cloud Computing” space, with an emphasis on securing and managing data, as well as reducing overall IT costs.

 “We are thrilled to welcome Don Upson to Infinite Group’s Board of Directors,” commented Michael S. Smith, President and CEO of IGI.  “As we grow, and evolve into an organization that offers more services to governments at all levels, Don’s input and guidance will become a valuable strategic asset to our firm.”

Prior to joining ICG Government, Mr. Upson served as Virginia’s first Secretary of Technology, combining CIO, economic development and research roles.  Prior to that he was Vice President of Business Development for Litton PRC and served as Staff Director of the House Government Operations Committee, from 1986-1992.  He was also Chief of Staff for Congressman Frank Horton (1982-1986) and Director of Regulatory Affairs for Colt Industries.  He is a graduate of California State University, Chico and was awarded an Honorary Doctorate in Humane Letters from Marymount University, and has also completed graduate work in public administration at George Washington University.  He is a resident of Richmond, Virginia.

About Infinite Group, Inc.
Infinite Group, Inc. (IGI) is a world-class IT services and solutions provider serving a range of government and commercial organizations. Headquartered in Pittsford, New York with offices in the Washington, D.C. metropolitan area and Colorado Springs, Colorado, IGI is focused on the following interconnected practice areas: IT Infrastructure Services, Virtualization and Consolidation, Cloud Computing, Project and Program Management, and Business and Technology Integration. IGI is dedicated to the alignment of business and technology initiatives, and the delivery of superior results. Infinite Group is publicly traded under the symbol IMCI.OB, and more information about the company is available at www.IGIus.com.

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This news release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results, as to which there is no assurance.  Any forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  There are many factors that could cause actual results of Infinite Group, Inc. (IGI) to differ materially from forward-looking statements.  Please refer to a discussion of these factors in the Company’s Annual Reports on Form 10-KSB, Quarterly Reports on Forms 10-QSB and other Securities and Exchange Commission filings, which are incorporated herein by reference.  IGI disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

IGI Media and Investor Relations Contact
William Freed
707-658-2843
william@motv-marketing.com

or

Infinite Group, Inc.
Michael S. Smith
President and Chief Executive Officer
585-385-0610
Msmith@IGIus.com